Exhibit 10.13(b)

AWARD AGREEMENT OF TIME-LAPSE
RESTRICTED STOCK UNITS
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN

This Award Agreement of Time-Lapse Restricted Stock Units (“Award Agreement”) is dated as of May 6, 2014, by and between Atmos Energy Corporation, a Texas and Virginia corporation (the "Company"), and you ("Grantee"), pursuant to the Company's 1998 Long-Term Incentive Plan (the "Plan"). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plan.

1.    Grant and Description of Units.

Pursuant to authorization by the Human Resources Committee of the Board (the "Committee”), which has been designated by the Board to administer the Plan, the Company hereby grants to the Grantee time-lapse restricted stock units (“Units”) under the Plan, for no consideration from the Grantee, with the restrictions set forth below. Each such Unit shall be a notional share of common stock of the Company (“Common Stock”), with the value of each Unit being equal to the Fair Market Value of a share of Common Stock at any time. No physical certificates representing the number of Units awarded shall be issued to the Grantee, but an account shall be established and maintained for the Grantee, in which each grant of Units to the Grantee shall be recorded. During the time of the restriction period provided for in Section 2 below, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Units, except with respect to the payment of cash dividend equivalents during such period, as provided for in Section 6 below.

2.     Restrictions on Alienation of Units.

Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Units are removed and the Units are delivered to the Grantee in the form of shares of Common Stock in the manner described below in Section 8.

3.    Vesting of Units.

If the Grantee has attained the age of 55 and completed three (3) consecutive years of service with the Company (referred to as “Retirement Eligible”) on the date of the grant of the Units, he or she shall be vested in the Units on the later of June 1 of the year in which the grant is made or the date of the grant. If the Grantee becomes Retirement Eligible after the date of grant and prior to the date for distribution of shares of Common Stock represented by the Units, the Grantee shall be vested in the Units at the later of June 1 of the year in which he or she becomes Retirement Eligible or the actual date during such year that he or she becomes Retirement Eligible. However, the Grantee shall not be entitled to the removal of the restrictions on such Units provided for in Section 2 above or to a distribution of shares of Common Stock represented by the number of Units until the time provided for in Section 8 below. In addition, the Grantee’s portion of applicable payroll (FICA) taxes shall be withheld from the first scheduled bi-weekly paycheck in December of the year in which such vesting occurs. The amount of payroll taxes due shall be based on the Fair Market Value of the shares of Common Stock represented by the number of Units as of the last business day of the pay period to which the first scheduled payroll check in December applies.

4.	Forfeiture of Units.

If the Grantee is not otherwise vested as provided in Section 3 above, all Units granted shall be forfeited if the Grantee has a voluntary or involuntary Termination of Service for any reason other than as described below in Section 5. Each Grantee, by his or her acceptance of the Units, agrees to execute any documents requested by the Company in connection with such forfeiture. Such provisions with respect to forfeited Units shall be specifically performable by the Company in a court of equity or law. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Units shall cease and terminate, without any further obligation on the part of the Company.

5.	Removal of Restrictions.

(a) Death, Disability, Certain Involuntary Terminations and Terminations following a Change in Control.

At the time and on the date of the Grantee's death, Termination of Service due to Total and Permanent Disability, involuntary Termination of Service due to a general reduction in force or specific elimination of the Grantee's job, or Termination of Service for any reason following a Change in Control, while employed by the Company or a Subsidiary, all Units shall be vested and all other restrictions placed on the Units shall be removed. The Grantee, or his or her legal representatives, beneficiaries or heirs shall then be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to the number of Units set forth in Section 1 above.

(b) Retirement.

At the time and on the date of the Grantee's Retirement on or after becoming Retirement Eligible, no distribution of Units shall occur and the restrictions provided for in Section 2 above shall remain in place until such time as the Grantee, or his or her legal representatives, beneficiaries or heirs shall be entitled to a distribution, as provided in Section 8 below, of shares of Common Stock equal in number to the number of Units set forth in Section 1 above.

6. Payment of Cash Dividend Equivalents.

Cash dividend equivalents shall be paid on the Units to the Grantee through the Company payroll system in an amount equal to the cash dividends actually paid each calendar quarter on the Company’s issued and outstanding shares of Common Stock. Such cash dividend equivalents shall be paid at the end of the payroll period in which such cash dividends are actually paid to the Company’s shareholders and shall cease as of the Distribution Date (as defined in Section 8 below). However, the payment of cash dividend equivalents shall not be considered to be “eligible compensation,” as such term is defined under either the Company’s Retirement Savings Plan or Pension Account Plan.

7. Adjustment Upon Changes in Stock.

If there shall be any change in the number of shares of Common Stock outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Units with respect to which restrictions have not lapsed shall be made by the Committee. Depending upon the change in corporate structure, the Committee shall issue additional Units or substitute Units to the Grantee for his or her account, which shall have the same restrictions, terms and conditions as the original Units. Any such adjustment shall be in accordance with the applicable provisions of Section 14 and/or Section 15 of the Plan.

8. Distribution of Common Stock or Cash.

As soon as administratively possible, as determined solely by the Company, following the earlier of the date of the occurrence of a termination event described in Section 5(a) above or the date which is three (3) years from the date of grant of the Units (such date being referred to as the “Distribution Date”), but in no event later than 90 days following the Distribution Date, the Grantee shall receive a distribution, as provided herein, of shares of Common Stock equal in number to the number of Units set forth in Section 1 above (subject to the withholding requirements set forth in Section 9 below), provided the Grantee has been an employee of the Company or a Subsidiary with continuous service from the date of grant to the Distribution Date, except in the event of the Grantee’s Termination of Service or Retirement as discussed in Section 5 above. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares of Common Stock on account of any Termination of Service as provided for above in Section 5 above, other than death, a distribution of the number of such shares, determined after application of the withholding requirements set forth in Section 9 below, plus any dividends payable with respect to such number of shares, on behalf of the Grantee, if the Grantee is a "specified employee" as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A, to the extent otherwise required under Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company shall cause the Common Stock then being distributed to be registered in the Grantee’s name, but shall not issue certificates for the Common Stock unless the Grantee requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Company. The Company shall deliver certificates to the Grantee as soon as administratively practicable following the Company’s receipt of a written request from the Grantee for delivery of the certificates. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations. Notwithstanding any provisions of this Award Agreement to the contrary, in lieu of a distribution of shares of Common Stock, the Company shall have the option to settle the payment of some or all of the Units in an economically equivalent amount of cash.

9.     Withholding Requirements.

Upon the removal or lapse of the restrictions on the Units, the number of shares of Common Stock to be distributed by the Company to the Grantee, which are equal to the number of Units set forth in Section 1 above, or an economically equivalent amount of cash, as discussed in Section 8 above, shall be subject to applicable withholding requirements for income and employment taxes (unless withheld earlier at the time of vesting, as described in Section 3 above) arising from the removal or lapse of the restrictions on the Units. However, if the Grantee is a "specified employee" as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A who is subject to the six (6) months delay provided for in Section 8 above, the Company shall, on the date of the Grantee’s Termination of Service, based on the value of a share of Common Stock on such date, withhold the number of shares attributable to any employment taxes not withheld earlier and shall, on the date which occurs six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee), based on the value of a share of Common Stock on such date, withhold the number of shares attributable to income taxes. Dividends will also be payable on such date to the Grantee for such delay period based on the net number of shares.

10.     Modification.

This Award Agreement may be changed or modified without the Grantee's consent or signature, if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder, or otherwise to comply with any law.

Grantee acknowledges that as of the grant date, this Award Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of the Units granted under the Plan and supersede all prior oral and written agreements on this subject. By Grantee’s electronic acceptance and the signature of the Company’s representative below, Grantee and the Company agree that the Units are granted under and governed by this Award Agreement and the Plan. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety.

ATMOS ENERGY CORPORATION

By: /s/ Kim R. Cocklin
    Kim R. Cocklin
    President and
Chief Executive Officer